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                                                                       EXHIBIT 5

                                RILEY M. MURPHY
                          e.spire COMMUNICATIONS, INC.
                    133 NATIONAL BUSINESS PARKWAY, SUITE 200
                          ANNAPOLIS JUNCTION, MD 20701

September 23, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549-1004

Re:  e.spire COMMUNICATIONS, INC. FORM S-4

Gentlemen:

     The undersigned has acted as legal counsel to e.spire Communications, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission on the date hereof and relating to $375,000,000 aggregate principal amount at maturity of the Company's 10.625% Senior Discount Notes due 2008 (the "New Notes"), to be offered in exchange for an equal principal amount of the Company's outstanding 10.625% Senior Discount Notes due 2008 (the "Old Notes"; the exchange of the Old Notes for the New Notes is hereinafter referred to as the "Exchange Offer") pursuant to a Prospectus (the "Prospectus") contained in the Registration Statement.

     In the capacity of legal counsel to the Company, the undersigned has examined originals or copies, certified or otherwise identified to the satisfaction of the undersigned, of such documents, corporate records and other instruments as the undersigned has deemed necessary for the purpose of rendering this opinion, including (a) the Indenture dated as of July 24, 1998 (the "Indenture"), between the Company and The Chase Manhattan Bank, as trustee (the "Trustee") and (b) the Registration Rights Agreement dated as of July 24, 1998 between the Company and the Initial Purchasers named therein (the "Registration Rights Agreement"). In the course of such examinations, the undersigned has assumed the genuineness of all documents submitted as originals and the conformity to originals and certified documents of all copies submitted as conformed copies.

     Based upon and subject to the foregoing, and assuming that the Registration Statement becomes and remains effective and that applicable state securities laws are complied with, the undersigned is of the opinion that the New Notes, when duly executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and duly issued and delivered by the Company in exchange for an equal principal amount of Old Notes pursuant to the terms of the Registration Rights Agreement, will be duly issued and will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, registration, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).
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     The undersigned hereby consents to the filing of this opinion as Exhibit 5 to the Registration Statement and the reference to the undersigned under the caption "Validity of the Notes" in the Prospectus contained therein.

                                          Very truly yours,

                                          /s/ RILEY M. MURPHY

                                          --------------------------------------
                                          Riley M. Murphy
                                          Executive Vice President -- Legal and
                                          Regulatory Affairs

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